Exhibit 99.1
NEWS RELEASE

For Release on October 27, 2005 4:00 PM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer
Giga-tronics Reports Second Quarter FY 2006 Results
     San Ramon, CA — Giga-tronics Incorporated (NASDAQ:GIGA) reported today a net loss from continuing operations of $1,142,000 or $0.24 per fully diluted share for the quarter ending September 24, 2005. This compares with a net profit of $148,000 or $0.03 per fully diluted share for the same period a year ago. For the six month period ending September 24, 2005 loss from continuing operations was $915,000 or $0.19 per fully diluted share compared to a profit of $462,000 or $0.10 per fully diluted share for the same period a year ago.
     For the three month period ended September 24, 2005, net loss including discontinued operations was $1,137,000 or $0.24 per fully diluted share. This compares with the net profit of $24,000 or $0.01 per fully diluted share for the same period a year ago. Net loss including discontinued operations for six months ending September 24, 2005 was $904,000 or $0.19 per fully diluted share compared with a net profit of $381,000 or $0.08 per fully diluted share for the same period last year.
     Net sales from continuing operations decreased 32.8% to $3,614,000 in the second quarter of fiscal 2006 versus $5,379,000 in the second quarter of fiscal 2005. Giga-tronics experienced a significant decline in military and military related orders and delivery requirements during the second quarter of fiscal 2006.
     Orders booked for the second quarter of fiscal 2006 were $1,847,000 as compared to $1,253,000 for the second quarter of fiscal 2005. The $1,253,000 included a significant order reversal of $4,854,000 during the second quarter of fiscal 2005. Book to bill ratio is 0.51 versus 0.23 for the same period a year ago. Backlog at quarter end was $13.7 million (approximately $7.0 million is shippable within one year) as compared to $9.9 million (approximately $7.4 million shippable within one year) at second quarter end of the prior year.
     Cash and cash equivalents increased 39.4% to $3,718,000 at September 24, 2005 compared to $2,667,000 as of June 25, 2005.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the second quarter results. To participate in the call, dial 612-332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of October 27, 2005 only.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 26, 2005 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	September 24, 2005	March 26, 2005
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,718	$2,540
Notes receivable	—	7
Trade accounts receivable, net	1,645	3,145
Inventories	6,520	6,257
Prepaid expenses	247	227

Total current assets	12,130	12,176

Property and equipment, net	474	674
Other assets	85	111

Total assets	$12,689	$12,961

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,128	$1,075
Accrued commissions	253	200
Accrued payroll and benefits	737	720
Accrued warranty	303	378
Customer advances	461	2
Other current liabilities	385	464

Total current liabilities	3,267	2,839
Deferred rent	268	310

Total liabilities	3,535	3,149

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding at September 24, 2005 and March 26, 2005	—	—
Common stock of no par value;
Authorized 40,000,000 shares; 4,809,021 shares at September 24, 2005 and 4,728,646 shares at March 26, 2005 issued and outstanding	13,002	12,756
Accumulated deficit	(3,848)	(2,944)

Total shareholders’ equity	9,154	9,812

Total liabilities and shareholders’ equity	$12,689	$12,961

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(In thousands except per share data)	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
(Unaudited)
Net sales	$3,614	$5,379	$9,397	$11,079

Cost of sales	2,391	3,050	5,529	6,179

Gross profit	1,223	2,329	3,868	4,900

Product development	1,043	809	2,009	1,653
Selling, general and administrative	1,331	1,371	2,784	2,784

Operating expenses	2,374	2,180	4,793	4,437

Operating (loss) income	(1,151)	149	(925)	463

Interest (expense) income, net	9	(1)	14	3

(Loss) income from continuing operations before income taxes	(1,142)	148	(911)	466
Provision for income taxes	—	—	4	4

(Loss) income from continuing operations	(1,142)	148	(915)	462
Income (loss) on discontinued operations, net of income taxes	5	(124)	11	(81)

Net (loss) income	$(1,137)	$24	$(904)	$381

Basic net (loss) income per share:
From continuing operations	$(0.24)	$0.03	$(0.19)	$0.10
On discontinued operations	(0.00)	(0.02)	(0.00)	(0.02)

Basic net (loss) income per share	$(0.24)	$0.01	$(0.19)	$0.08

Diluted net (loss) income per share:
From continuing operations	$(0.24)	$0.03	$(0.19)	$0.10
On discontinued operations	(0.00)	(0.02)	(0.00)	(0.02)

Diluted net (loss) income per share	$(0.24)	$0.01	$(0.19)	$0.08

Shares used in per share calculation:
Basic	4,778	4,725	4,755	4,725
Dilutive	4,778	4,732	4,755	4,734